Exhibit 10.17
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) is made and entered into as of June 25th, 2007 (the “Effective Date”) among RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” or “Employer”) and Dmitry Samarsky, an individual and resident of the State of Colorado (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as RXi’s Vice President of Technology and/or Business Development on the terms set forth in the Agreement, with the term of the Agreement to commence on the Effective Date.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as RXi’s Vice President of Technology Development and/or Business Development. As a condition to the Employee’s employment by the Employer, Employee shall execute the Employer’s Employee Confidentiality, Non-Competition, and Proprietary Information Agreement, attached hereto as Exhibit 1 (the “Confidentiality Agreement”).
     2. Duties. Employee shall perform all duties assigned to him by the Employer faithfully, diligently and to the best of his ability. Such duties may include, but are not limited to promotion of RXi, searching for and evaluating technology for in-licensing, negotiation of in-licensing, outlicensing and collaborative agreements, guiding research activities, performing sequence design and developing novel technologies, and supporting informatics. Employee’s services hereunder shall be rendered at the headquarters of the Company and will require extensive travel to various locations.
     3. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder.
     5. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:
          5.1. Salary. Commencing on the Effective Date, Employee shall be entitled to receive an annual salary (the “Base Salary”) of one hundred and seventy thousand dollars ($170,000). Employee shall receive a performance bonus for the achievement of certain performance goals, these goals to be established by the Compensation Committee of the Employer’s Board of Directors. The target for top performance shall be 16.5%.
          5.2. Stock Options. At the first regularly scheduled meeting of the Board of Directors of the Employer following the Effective Date the Employer shall grant Employee stock options under the RXi Pharmaceuticals 2007 Incentive Plan (the “Plan”) to purchase 105,561 shares. The Options shall vest in quarterly installments over 4 years beginning on the first quarterly anniversary of the Effective Date of the Agreement provided, in each case, that Employee remains in the continuous employ of Employer through such quarterly anniversary date. Each vested Option shall (a) be exercisable at an exercise price equal to the fair market value at the time of granting as determined by Employer’s Board of Directors, (b) have a term of ten years and be exercisable by Employee at any time during such ten year period, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Options. Notwithstanding anything to the contrary in Section 6.2 or other provisions of the Agreement or of the stock option agreement evidencing the Options, upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Options shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.
          5.3. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time. Employer shall also pay the Employee’s reasonable moving expenses, up to $27,000, from his current residence to the state of Massachusetts.
          5.4. Vacation. Employee will be entitled to 22.5 days of paid “time off” (vacation days plus sick time/personal time) for each full calendar year in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company (for partial calendar years, your paid “time off” will be pro-rated). Paid time off may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. The number of paid “time off” days will accrue per pay period and will stop accruing once 20 days have been reached.
          5.5. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the term of employment. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
          5.6. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
     6. Termination. The Agreement may be terminated as set forth in this Section 6.

          6.1. Termination by Employer for Cause. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee. “Cause” for the purpose shall mean any of the following:
               (a) Employee’s breach of any material term of the Agreement, coupled with material harm sustained by the company; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee has failed to cure such breach within twenty (20) days after receiving written notice from Employer stating the nature of such breach;
               (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony;
               (c) Employee’s act of fraud in course of his employment;
               (d) Employee’s refusal to perform his material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least twenty(20) days to correct the same;
               (e) Employee’s act or omission that demonstrates alcohol or drug abuse by Employee;
               (f) Employee’s act or personal conduct that, in the reasonable judgment of Employer’s Board of Directors (or a Committee of the Board), constitutes unlawful discrimination or harassment under federal or applicable state law of the subordinate employees.
          Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation time (only as accrued during the then-current year of employment), as provided in Sections 5.1 and 5.5, as of the date of such termination.
          6.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon notice to Employee.
               6.2.1. Upon termination of Employee’s employment by Employer without Cause or by Employee, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time as of the date of such termination (from the current year); (b) six (6) months’ salary from the date of termination (in this section, this period shall be referred to as the “Severance Period”) in the form of salary continuation; and (c) continued participation at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination or reimbursement as provided in Section 5.5.
               6.2.2. Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change of Control of Employer, if Employee’s employment is terminated by Employer within one (1) year after the Change of Control (other than for Cause), then: (i) the greater of (a) fifty percent (50%) of Employee’s unvested options shall vest immediately, or (b) twelve (12) months unvested options shall vest immediately and; and (ii) Employee shall be entitled to (a) any accrued but unpaid salary and unused vacation time as of the date of such termination; (b) twelve (12) months’ of salary from the date of termination, payable in accordance with the normal payroll practice of the Company; (in this section, this period shall be referred to as the “Severance Period”) and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination or reimbursement as provided in Section 5. For purposes of this Agreement, a “Change in Control” shall mean, other than ownership changes involving CytRx, (i) an acquisition of any voting securities of the Employer (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 50% or more of the combined voting power of the Employer’s then outstanding Voting Securities without the approval of the Board; (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Employer’s then outstanding Voting Securities of the Employer or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of the Employer’s assets; or (iv) approval by the shareholders of the Employer of a plan of complete liquidation of the Employer.
          6.3. Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by law. In the event of his death or disability, Employee’s fiduciary or Employee (in case of disability) may exercise options that the Employee would have been permitted to exercise just prior to the death or disability.
     7. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

     8. Severable Provisions. The provisions of the Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     9. Successors and Assigns. The Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign the Agreement without the prior written consent of the other party.
     10. Entire Agreement. The Agreement including Schedule A contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, the Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of the Agreement.
     11. Amendment. No modification of the Agreement shall be valid unless made in writing, approved by the Compensation Committee and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of the Agreement be enforceable or valid.
     12. Governing Law. The Agreement is and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice-of-law rules of Massachusetts.
     13. Notice. All notices and other communications under the Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):
If to Employer:
RXi Pharmaceuticals Corp.
One Innovation Drive
Worcester, MA 01605
Attention: CEO
If to Employee:
Dmitry Samarsky
[fill in address]

     14. Survival. Sections 7 through 16 shall survive the expiration or termination of the Agreement.
     15. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     16. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.
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IN WITNESS WHEREOF, the Agreement is executed as of the day and year first above written.

EMPLOYER RXi Pharmaceuticals Corporation
By:	/s/ Tod Woolf
Tod Woolf
Chief Executive Officer RXi Pharmaceuticals Corporation

EMPLOYEE
/s/ Dmitry Samarsky
Dmitry Samarsky